Exhibit 99.1

Cycle Country Accessories Corp. Receives Notice of Noncompliance with

NYSE Amex Continued Listing Standards

Spencer, Iowa—(BUSINESS WIRE)—Cycle Country Accessories Corp. (AMEX:ATC - News) announced that it received a notice dated January 19, 2011 (the “Notice”), from the staff of the NYSE Amex LLC (“Exchange”) Corporate Compliance Department (the “Exchange Staff”). The Notice states that, based on Cycle Country’s email to the Exchange Staff dated January 6, 2011 and the Form 8-K Cycle Country filed the same day announcing the resignation of one of Cycle Country’s independent directors, the Exchange Staff has determined that Cycle Country is out of compliance with the Exchange’s continued listing requirements in Section 803(2)(a)[sic] of the Exchange’s Company Guide because it does not have two independent directors as members of its audit committee.

In the Notice, the Exchange advises that, under Section 803(B)(6)(b) of the Company Guide, Cycle Country has until the earlier of its next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure, except that if the annual shareholders’ meeting occurs no later than 180 days following the event that caused the failure to comply, Cycle Country has 180 to regain compliance with the Exchange requirements.

Cycle Country’s Board of Directors is currently working to find qualified director candidates so it can fill this vacancy and regain compliance with the Exchange’s continued listing requirements.

About Cycle Country Accessories Corporation:

Cycle Country is the recognized industry leader in the innovation, design, sales, and manufacturing of custom fitting accessories for utility and all-terrain vehicles (UTVs and ATVs), under the brand names of Cycle Country Accessories and Weekend Warrior.  Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

Cycle Country also produces a line of specialty products for golf cars, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, Cycle Country manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.weekend-warrior.com
	www.perf-form.com	www.imdyne.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “estimate,” “potential,” or future/conditional verbs such as “will,” “should,” and “could.”

Contact:

Cycle Country Accessories Corp.

Robert Davis - 800-841-2222

bdavis@cyclecountry.com